December 10, 2007

Dear Shareholder,

Last month, CIB Marine achieved a significant milestone with the filing of the 2006 Form 10-K. We are working steadfastly to complete our quarterly reports on Form 10-Q for the third quarter ended September 30, 2003, and the quarters ended March 31, June 30, and September 30, 2007. We anticipate that these reports, and the audit of our financial statements for the year ended December 31, 2007, will be completed and filed late in the first quarter 2008. At that time, we will be current with our filings required by the Securities & Exchange Commission (SEC).

In previous communications, we advised you that upon the filing of the 2006 Form 10-K, we would hold the annual meeting of shareholders in early 2008. Given the timeline illustrated above, we have decided to hold the annual meeting of shareholders in April or May of 2008.

We share your frustration over the continued delay of our annual shareholder meeting. However, by holding the annual meeting after we file the 2007 financial statements, we will be able to present full year information for 2007, and present more detailed financial information than we would be able to present if we met earlier in the year. As a shareholder, you are entitled to a candid discussion about our strategies and future plans for the company, and we believe that this discussion would be more productive with the 2007 audit in hand.

In addition to our SEC filings, we continue to work on programs to reduce the interest expenses of our Trust Preferred Securities and overhead expenses, and recruit commercial bankers to increase top-line revenue. I can assure you that we are exploring every option to increase the value of our stock.

We will continue to provide information regarding the status of your company, including updates regarding the annual meeting once the date and location are selected.

We wish you and your families a happy and healthy holiday season.

Sincerely,

John P. Hickey, Jr.
President and CEO

This letter contains forward-looking information. Actual results could differ materially from those indicated by such information. Information regarding risk factors and other cautionary information is available in Item 1A. of CIB Marine’s Annual Report on Form 10-K for the period ended December 31, 2006.